UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 8, 2018
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-36812	46-5087339
(State or other jurisdiction	h	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 2.05.     Costs Associated with Exit or Disposal Activities.

On June 8, 2018, the Board of Directors (the “Board”) of Flex Pharma, Inc. (the “Company”) approved a corporate restructuring plan to reduce its cost structure. Additionally, the Board and management team have initiated a process to explore a range of strategic alternatives for enhancing stockholder value, including the potential sale or merger of the Company. The Board has established a Strategic Committee that will work with management to oversee this process. Wedbush PacGrow has been engaged to act as the Company’s strategic financial advisor. There can be no assurance that this process will result in any such transaction and the Company does not intend to disclose additional details unless and until it has entered into a specific transaction.

In connection with the restructuring plan, the Company plans to reduce its workforce by approximately 60%, with the majority of the reduction in personnel expected to be completed by June 30, 2018. As a result, the Company expects to realize annualized cost savings beginning in the third quarter of 2018. The Company estimates that it will incur one-time costs of approximately $0.8 million to $1.1 million in the form of termination benefits related to the restructuring plan.

The Company believes that the aforementioned exit costs currently represent its best estimates of the anticipated charges to be incurred; although there may be additional charges recognized as additional actions are identified and finalized. As particular actions are finalized and the Company is able to make good faith determinations of additional estimated costs and future cash expenditures associated with such actions, the Company intends to file amendments to the Current Report on Form 8-K, as required by Item 2.05 of Form 8-K, or report such costs or charges in its periodic reports, as appropriate.

This Item 2.05 contains forward-looking statements, including information regarding the Company’s corporate restructuring plan. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2018, and the Company’s subsequent current and periodic reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s restructuring plan, Dr. Thomas Wessel, M.D., Ph.D., will transition from his role as the Company's Chief Medical Officer to an outside advisor to the Company on June 26, 2018. In connection with this transition, Dr. Wessel's employment was terminated and the Company entered into an Advisor Agreement with Dr. Wessel pursuant to which Dr. Wessel will primarily advise the Company during its strategic assessment process. Under the terms of the Advisor Agreement, Dr. Wessel's vested stock options will be exercisable for a period of one year after termination of the Advisor Agreement. The Advisor Agreement may be terminated by either party upon 30 days' notice.

In addition, pursuant to the terms of Dr. Wessel’s Separation Agreement with the Company, Dr. Wessel will receive a lump sum payment equal to nine months’ base salary, totaling $257,250, following his termination date, and a portion of the monthly COBRA insurance payments for Dr. Wessel during the nine month period following the termination date.

The foregoing descriptions of the Advisor Agreement and Separation Agreement are only summaries and are qualified in their entirety by reference to the Advisor Agreement and Separation Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2018.

Item 8.01    Other Events.

On June 13, 2018, the Company announced that it is ending its ongoing Phase 2 clinical trial investigations of FLX-787 in amyotrophic lateral sclerosis and Charcot-Marie-Tooth due to oral tolerability concerns observed in both studies in a subset of patients being treated with the oral disintegrating tablet formulation at 30 mg, taken three times a day. The Company will continue to operate with a reduced internal team that will focus their efforts on assessing the potential of FLX-787 in dysphagia (difficulty swallowing) and operating the HOTSHOT consumer business while the strategic review is ongoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: June 13, 2018
	By:	/s/ John McCabe
John McCabe
Chief Financial Officer